As filed with the Securities and Exchange Commission on January 12, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSoftStone Holdings Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

International Software Plaza

Building 9 Zhongguancun Software Park

No. 8 West Dongbeiwang Road, Haidian District

Beijing 100193

People’s Republic of China

(86-10) 5874-9000

(Address, Including Zip Code, of Principal Executive Offices)

iSoftStone Holdings Limited 2008 Share Incentive Plan

iSoftStone Holdings Limited 2009 Share Incentive Plan

iSoftStone Holdings Limited 2010 Performance Incentive Plan

(Full Title of the Plans)

CT Corporation System

111 Eighth Avenue

New York, NY 10011-5213

(212) 894-8940

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Kurt J. Berney, Esq.

Portia Ku, Esq.

O’Melveny & Myers LLP

Plaza 66, 37th Floor

1266 Nanjing Road West

Shanghai 200040

People’s Republic of China

(86-21) 2307-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Ordinary Shares, par value US$0.0001 per share, issuable under the iSoftStone Holdings Limited 2008 Share Incentive Plan	38,519,363 Ordinary Shares (1)(2)	US$0.303(3)	US$11,671,367(3)	US$1,355(3)
Ordinary Shares, par value US$0.0001 per share, issuable under the iSoftStone Holdings Limited 2009 Share Incentive Plan	46,450,297 Ordinary Shares (1)(2)	US$0.575(3)	US$26,708,921(3)	US$3,101(3)
Ordinary Shares, par value US$0.0001 per share, issuable under the iSoftStone Holdings Limited 2010 Performance Incentive Plan	20,750,465 Ordinary Shares (1)(2)	US$1.826(3)	US$37,890,349(3)	US$4,399(3)
TOTAL	105,720,125 Ordinary Shares (1)(2)	—	US$76,270,637(3)	US$8,855(3)

(1)

This Registration Statement covers, in addition to the number of ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”) of iSoftStone Holdings Limited, a Cayman Islands corporation (the “Company” or the “Registrant”), stated above, options and other rights to purchase or acquire the Ordinary Shares covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the iSoftStone Holdings Limited 2008 Share Incentive Plan, the iSoftStone Holdings Limited 2009 Share Incentive Plan and the iSoftStone Holdings Limited 2010 Performance Incentive Plan (each a “Plan” and, collectively, the “Plans”) as a result of one or more adjustments under the Plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)

These Ordinary Shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents ten Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-170867) filed on November 30, 2010, as amended and any other amendment or report filed for updating such statement.

(3)

Pursuant to the Securities Act Rule 457(h)(1), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon, in the case of the 2008 Share Incentive Plan and the 2009 Share Incentive Plan, the weighted-average exercise price of the outstanding options under each of those Plans, and in the case of the 2010 Performance Incentive Plan, the average of the high and low prices for the Registrant’s Ordinary Shares represented by ADSs as reported on the New York Stock Exchange on January 10, 2011.

The Exhibit Index for this Registration Statement is at page 8.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s prospectus, dated December 13, 2010, filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with its Registration Statement on Form F-1 initially filed with the Commission on November 23, 2010, as subsequently amended (the “Form F-1”), which includes the consolidated balance sheets of iSoftStone Holdings Limited and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2009.

(b)	The description of the Registrant’s ordinary shares and ADSs contained in its Registration Statement on Form 8-A (File No. 001-34989) filed with the Commission on November 30, 2010 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s ordinary shares and ADSs set forth under “Description of Share Capital” in the Form F-1, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s fifth amended and restated articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own dishonesty, fraud or default.

Under its indemnification agreements, the Registrant has agreed to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The Registrant has also entered into an agreement with the underwriters of its initial public offering that provides for indemnification of the Registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant under the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 9, which is incorporated herein by reference.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China on January 12, 2011.

iSoftStone Holdings Limited

By:	/S/ TIANWEN LIU
Tianwen Liu
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Tianwen Liu and Xiaosong Zhang, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TIANWEN LIU Tianwen Liu	Chief Executive Officer and Director (principal executive officer)	January 12, 2011

/S/ YONG FENG Yong Feng	Director	January 12, 2011

/S/ CHUNG-KAO HSIEH Chung-Kao Hsieh	Director	January 12, 2011

/S/ LING HE Ling He	Director	January 12, 2011

/S/ AL-NOOR GULAMALI ABDULLAH RAMJI Al-Noor Gulamali Abdullah Ramji	Director	January 12, 2011

/S/ TOM MANNING Tom Manning	Director	January 12, 2011

/S/ XIAOSONG ZHANG Xiaosong Zhang	Chief Financial Officer (Principal financial and accounting officer)	January 12, 2011

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in Newark, Delaware on January 12, 2011.

Puglisi & Associates

By:	/S/ DONALD J. PUGLISI
Donald J. Puglisi
Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	iSoftStone Holdings Limited 2008 Share Incentive Plan. Filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 filed on November 23, 2010, (File No. 333-170785), as subsequently amended and incorporated herein by reference.

4.2	iSoftStone Holdings Limited 2009 Share Incentive Plan. Filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 filed on November 23, 2010, (File No. 333-170785), as subsequently amended and incorporated herein by reference.

4.3	iSoftStone Holdings Limited 2010 Performance Incentive Plan. Filed as Exhibit 10.3 to the Registrant’s Registration Statement on Form F-1 filed on November 23, 2010, (File No. 333-170785), as subsequently amended and incorporated herein by reference.

5.	Opinion of Conyers Dill & Pearman (opinion re legality).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5).

24.	Power of Attorney (included on the signature page to this Registration Statement).